                                                          CONTROL SHARE MEETING

                                 SCHEDULE 14A

                                  (RULE 14A)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

  Filed by the Registrant [X]

  Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[X]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          COMMERCIAL INTERTECH CORP.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     ---------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[_]$125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6(i) (1), 14a-6(i) (2) or
Item 22(a) (2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i) (3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
    ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
    ------------------------------------------------------------------------

  (5) Total fee paid:
    ------------------------------------------------------------------------

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

/(R)/[LOGO] Commercial Intertech
            --------------------


Dear Fellow Shareholder:

  We are writing to you about an urgent matter concerning the future of your investment in Commercial Intertech.

  You may have received, or will likely soon receive, two communications from United Dominion Industries, Ltd. attempting to solicit your proxy with respect to United Dominion's proposed "control share acquisition" of Commercial Intertech shares and a consent to hold a special meeting of Commercial Intertech shareholders in the near future.

  It is very important that you do not sign, respond or agree to anything that United Dominion sends to you at this time, including signing United Dominion's BLUE-STRIPED proxy card or WHITE Agent Designation Form. WE STRONGLY RECOMMEND THAT YOU WAIT UNTIL RECEIVING MATERIALS SHORTLY FROM COMMERCIAL INTERTECH, BEFORE DOING ANYTHING.

  Your vote, and each and every vote, is critical. United Dominion only needs to receive the votes of 40 percent of all shares outstanding in order to call its meeting in order to seek to implement its inadequate, $30 per share takeover of Commercial Intertech.

  We have a strategic plan which we believe will lead to significantly greater value for Commercial Intertech's shareholders than United Dominion's inadequate offer.

  Our strategic plan, which includes the spin-off to you, our shareholders, of the Company's wholly-owned Cuno Incorporated filtration subsidiary and the repurchase of a portion of the Company's shares, is designed to maximize both short- and long-term value for shareholders.

  United Dominion is trying to capture for itself the anticipated higher stock market valuation for Cuno which would otherwise be unlocked for you through the spin-off and subsequent establishment of a separate public trading market for Cuno.

  United Dominion's move to hastily call a shareholder meeting is an obvious attempt to prevent the spin-off from happening and to pressure you to act quickly in order to be able to carry out its inadequate and unwanted offer to take over your company, which your Board has determined is not in your best interests.

  Again, we urge shareholders not to take any action until you have received our materials, and not to execute any United Dominion proxy or agent designation at this time.

  If you have any questions about this process or need further assistance, please call our proxy solicitor, Morrow & Co., Inc. toll-free at 1-800-566-9061.

  We are excited about Commercial Intertech's future, and believe we have the right strategic plan in place to make the most of our potential in the long-term.

  Thank you for your support.

                                          Sincerely,

                                      /s/ Paul J. Powers
                                          Paul J. Powers

  The following is a list of the names and shareholdings of individuals who may be deemed to be "participants" in the solicitation of proxies or revocation of agent designations by Commercial Intertech in opposition to United Dominion and OAC's solicitation of proxies for a "control share" meeting and their solicitation of agent designations to call a special meeting (information with respect to shareholdings includes common shares, shares issuable pursuant to options exercisable within 60 days, and preferred shares): Paul J. Powers (329,041 shares); Mark G. Kachur (32,088 shares); Bruce C. Wheatley (34,714 shares); Hubert Jacobs van Merlen (13,103 shares); John Gilchrist (32,032 shares); William J. Bresnahan (300 shares); Charles B. Cushwa III (220,380 shares); William W. Cushwa (238,925 shares); John M. Galvin (5,750 shares); Richard J. Hill (10,397); Neil D. Humphrey (6,635 shares); William E. Kassling (5,000 shares); Gerald C. McDonough (4,500 shares); C. Edward Midgley (10,000 shares); George M. Smart (2,750 shares); Don E. Tucker (136,855 shares); Robert A. Calcagni (58,463 shares); Gilbert M. Manchester (33,994 shares); and Steven J. Hewitt (23,880 shares).